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                                                                  EXHIBIT 3.1(b)

                            CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                                       OF

                             HARMONY TRADING CORP.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


     THE UNDERSIGNED, being the President of HARMONY TRADING CORP. hereby certify:

     1.   The name of the corporation is Harmony Trading Corp. (the
"Corporation").

     2. The certificate of incorporation of said Corporation was filed by the Department of State on the 13th day of August, 1996.

     3. (a) The certificate of incorporation of the Corporation is amended to increase and change 200 Common shares without par value of the Corporation, all of which are issued, into 1,000,000 issued Common shares of a par value of $.001 each, the terms of the change being at the rate of 5,000 issued Common shares of a par value of $.001 each for 1 issued Common shares without par value, and to increase the unissued Common shares of the Corporation from no shares, no par value, to 19,000,000 unissued Common shares of a par value of $.001 each and 5,000,000 unissued preferred shares, par value $.001 per share.

          (b) The certificate of incorporation is amended to add provisions relating to actions by shareholders without a meeting on written consent.

          (c) The certificate of incorporation is amended to add provisions relating to the indemnification of directors and others authorized by the Business Corporation Law.

          (d) To accomplish the foregoing, Article FOURTH relating to the authorized capital of the Corporation is amended to read as follows:

               "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 25,000,000 of which 20,000,000 shares shall be designated as common stock, par value $.001 per share and 5,000,000 shares shall be designated as preferred stock, par value $.001 per share. The preferred stock may be issued from time to time in one or

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               more series or classes. The Board of Directors is hereby
               expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

               (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

               (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

               (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

               (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

               (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

               (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

               (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any

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               other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

               (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

               (i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

     The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.


     (d) To accomplish the foregoing, the following new ARTICLE SEVENTH, relating to the indemnification of directors and others is added to the certificate of incorporation of the Corporation:

          "SEVENTH: The Corporation shall, to the fullest extent permitted by
          Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution or shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation."

     (e) To accomplish the foregoing, the following new ARTICLE EIGHTH relating to actions by shareholders without a meeting on written consent is added to the certificate of incorporation of the Corporation:

          EIGHTH: Whenever the shareholders of the Corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by the holders of outstanding shares having not less

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          than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     4. The foregoing amendment was authorized by the unanimous written consent of the Board of Directors of the Corporation, followed by the written consent of the shareholders of the Corporation.

     IN WITNESS WHEREOF, I have signed this certificate on the 6th day of April, 1999, and I affirm the statements contained therein as true under penalties of perjury.


                              /s/ Paul Gottbetter
                              ----------------------------------------------
                              Paul Gottbetter
                              President


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